FOR IMMEDIATE RELEASE

NRG Energy and GenOn Energy Stockholders Approve Merger
—Combination will create the nation’s largest competitive power generator—

PRINCETON, NJ and HOUSTON, TX; November 9, 2012 — NRG Energy, Inc. (NYSE: NRG) and GenOn Energy, Inc. (NYSE: GEN) today announced that the stockholders of both companies approved by substantial majorities the previously announced merger of the companies at their respective special meetings.

“Today’s overwhelming shareholder vote in favor of the NRG/GenOn combination reflects the reality that this transaction is a clear win-win for everyone who owns a stake in either company,” said David Crane, president and CEO of NRG. “With this important milestone completed, we will continue our intense focus on completing the merger, executing on the synergies and creating the first truly 21st century energy company for the benefit of our customers and our shareholders.”

“We look forward to the prompt receipt of the remaining approvals so that the stakeholders of the combined company can begin realizing the substantial cost savings and efficiency benefits associated with the merger,” said Edward R. Muller, chairman and CEO of GenOn.

When completed, the combination of NRG and GenOn will create the nation’s largest competitive generator of electricity, with about 47,000 megawatts of generating capacity. The combined company’s diverse portfolio of fossil, solar, nuclear and wind facilities can support more than 37 million homes.

Previously, the Federal Trade Commission had granted early termination of the Hart-Scott-Rodino waiting period, the Public Utility Commission of Texas had approved the transaction and the Nuclear Regulatory Commission had made a threshold determination that its approval of transaction was not required. The merger remains subject to the satisfaction or waiver of other closing conditions, including regulatory approvals by the Federal Energy Regulatory Commission and the New York Public Service Commission.

The merger is expected to close by the first quarter of 2013.

About NRG
NRG is at the forefront of changing how people think about and use energy. A Fortune 500 company, NRG is a pioneer in developing cleaner and smarter energy choices for our customers: whether as one of the largest solar power developers in the country, or by building the first privately funded electric vehicle charging infrastructure or by giving customers the latest smart energy solutions to better manage their energy use. Our diverse power generating facilities can support more than 20 million homes and our retail electricity providers – Reliant, Green Mountain Energy Company and Energy Plus – serve more than two million customers. More information is available at www.nrgenergy.com.

About GenOn
GenOn is one of the largest competitive generators of wholesale electricity in the United States. With power generation facilities located in key regions of the country and a generation portfolio of approximately 22,000 megawatts, GenOn is helping meet the nation’s electricity needs. GenOn’s portfolio of power generation facilities includes baseload, intermediate and peaking units using coal, natural gas and oil to generate electricity. GenOn has experienced leadership, dedicated team members, financial strength and a solid commitment to safety, the environment, operational excellence and the communities in which it operates. GenOn routinely posts all important information on its web site at www.genon.com.

Forward Looking Statements
In addition to historical information, the information presented in this communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “will,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed transaction between NRG and GenOn, each party’s and the combined company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, each party’s views of economic and market conditions, and the expected timing of the completion of the proposed transaction.

Forward-looking statements are not a guarantee of future performance and actual events or results may differ materially from any forward-looking statement as result of various risks and uncertainties, including, but not limited to, those relating to: the ability to satisfy the conditions to the proposed transaction between NRG and GenOn, the ability to successfully complete the proposed transaction (including any financing arrangements in connection therewith) in accordance with its terms and in accordance with expected schedule, the ability to obtain regulatory or other approvals for the proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, diversion of management attention on transaction-related issues, impact of the transaction on relationships with customers, suppliers and employees, the ability to finance the combined business post-closing and the terms on which such financing may be available, the financial performance of the combined company following completion of the proposed transaction, the ability to successfully integrate the businesses of NRG and GenOn, the ability to realize anticipated benefits of the proposed transaction (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, legislative, regulatory and/or market developments, the outcome of pending or threatened lawsuits, regulatory or tax proceedings or investigations, the effects of competition or regulatory intervention, financial and economic market conditions, access to capital, the timing and extent of changes in law and regulation (including environmental), commodity prices, prevailing demand and market prices for electricity, capacity, fuel and emissions allowances, weather conditions, operational constraints or outages, fuel supply or transmission issues, hedging ineffectiveness.

Additional information concerning other risk factors is contained in NRG’s and GenOn’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond NRG’s or GenOn’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made, and neither NRG nor GenOn undertakes any obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. All subsequent written and oral forward-looking statements concerning NRG, GenOn, the proposed transaction, the combined company or other matters and attributable to NRG or GenOn or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

CONTACTS:

NRG
Media:	Investors:
Lori Neuman 609.524.4525	Chad Plotkin 609.524.4526
David Knox 713.537.2130	Stefan Kimball 609.524.4527
GenOn
Media:	Investors:
Laurie Fickman 832.357.7720	Dennis Barber 832.357.3042
Monica Schafer 832.357.7278